Exhibit 99.1

Company Contact:

Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Michael C. Venuti, Ph.D.	Craig Kussman
(650) 228-1299	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL ANNOUNCES TERMINATION OF NEW COLLABORATION DISCUSSIONS WITH PFIZER INC AND CONSOLIDATION OF CHEMISTRY OPERATIONS

SAN DIEGO, CA – NOVEMBER 29, 2005 - Discovery Partners International, Inc. (NASDAQ: DPII) announced today that the Company and Pfizer Inc have terminated discussions regarding a potential new collaboration to replace the Company’s existing agreement with Pfizer that expires on January 5, 2006.  The new collaboration would have involved the continued provision by the Company of pharmaceutically relevant chemical compounds and hit follow-up libraries for Pfizer’s exclusive use.  At the conclusion of the Company’s existing agreement with Pfizer, the Company will have received approximately $92 million in revenues over the 2002 to 2005 time period, including $2.9 million in revenues during the fourth quarter of 2005.

The Company expects to have a reduced need for combinatorial chemistry and library synthesis capacity because of the impending expiration of the current contract with Pfizer and the absence of a new contract with Pfizer.  As a result the Company also announced that it will consolidate its chemistry platform into its existing facility in San Diego, CA., preserving the Company’s ability to carry out both synthetic and medicinal chemistry projects.  This action will necessitate the closure of all operations of the South San Francisco facility except for the compound management operations during the first quarter of 2006, resulting in the relocation or termination of all employees not associated with the compound management operations at that facility.  The organization of the entire company will be reviewed in connection with the company’s stated commitment to enhancing its capabilities for drug discovery collaborations.  In connection with these actions and the Company’s decision to cease commercialization efforts related to uARCS, the Company expects to incur a total of up to $10 million of restructuring and impairment charges, including the Company’s $3.7 million investment in uARCS’s, during the fourth quarter of 2005 and first half of 2006.  The Company expects that up to $5.2 million of the restructuring and impairment charges will require the use of cash.  As a result of the conclusion of the Pfizer collaboration and the consolidation of operations, the Company expects to utilize between $10 million and $12 million of its cash next year, including the restructuring costs.

“We are thankful for our 10-year relationship with Pfizer Inc and its predecessor companies, Pharmacia & Upjohn and Parke-Davis, relationships from which we believe both companies benefited greatly,” stated acting Chief Executive Officer Michael C. Venuti, Ph.D.  “With the end of this collaboration, we will consolidate our chemistry resources into our San Diego facility and focus on drug discovery collaborations designed to produce higher-value pre-clinical compounds,” concluded Venuti.

About Discovery Partners International, Inc.

Discovery Partners International, Inc. (DPI) is a small molecule and natural product based drug discovery company, offering collaborations and services complementing the internal capabilities of pharmaceutical and biopharmaceutical companies. DPI has the platform, the process, and the people, to carry out drug discovery from target to optimized leads. DPI has actively contributed to dozens of drug discovery collaborations. Discovery Partners International is headquartered in San Diego, California and has operations in the United States and Europe.  For more information on Discovery Partners International, Inc., please visit the company’s web site at http://www.discoverypartners.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. These include statements related to Discovery Partners’ expectations regarding Pfizer revenues, its consolidation of operations and restructuring actions, including the Company’s expectations as to closures, headcount reductions, and restructuring costs, and Discovery Partners’ expected use of cash during 2006, and the impact of the consolidation and restructuring actions on 2005 and 2006 financial results.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in its operations, collaborative relationships, development efforts and business environment, including technological risks, and risks and other uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission and Discovery Partners’ other SEC reports.

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